Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2014 RESULTS

▪	Third-Quarter 2014 Reported Revenues(1) of $12.4 Billion

▪	Third-Quarter 2014 Adjusted Diluted EPS(2) of $0.57, Reported Diluted EPS(1) of $0.42

▪	Repurchased $4.2 Billion of Common Stock to Date in 2014

▪	Updated Ranges for Certain 2014 Financial Guidance Components
NEW YORK, N.Y., Tuesday, October 28, 2014 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2014. At the beginning of fiscal year 2014, the company began managing its commercial operations through a new global commercial structure consisting of three operating segments: the Global Innovative Pharmaceutical segment (GIP)(3); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(3); and the Global Established Pharmaceutical segment (GEP)(3). Financial results for each of these segments are presented in the Operating Segment Information section. As a result of the full disposition of Zoetis Inc. (Zoetis) on June 24, 2013, the financial results of the Animal Health business are reported as a discontinued operation in the consolidated statements of income for the first nine months of 2013. Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. Results are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2014	2013	Change	2014	2013	Change
Reported Revenues(1)	$ 12,361	$ 12,643	(2%)	$ 36,487	$ 38,026	(4%)
Adjusted Income(2)	3,655	3,859	(5%)	11,088	11,602	(4%)
Adjusted Diluted EPS(2)	0.57	0.58	(2%)	1.72	1.65	4%
Reported Net Income(1)	2,666	2,590	3%	7,907	19,435	(59%)
Reported Diluted EPS(1)	0.42	0.39	8%	1.23	2.77	(56%)

REVENUES

($ in millions) Favorable/(Unfavorable)	Third-Quarter				Nine Months
	2014	2013	% Change		2014	2013	% Change
			Total	Oper.			Total	Oper.
GEP(3)	$ 6,239	$ 6,675	(7%)	(6%)	$ 18,742	$ 20,458	(8%)	(7%)
GIP(3)	3,490	3,640	(4%)	(4%)	10,114	10,672	(5%)	(4%)
Global Vaccines(3)	1,140	954	19%	19%	3,161	2,847	11%	12%
Consumer Healthcare(3)	821	788	4%	4%	2,494	2,399	4%	5%
Global Oncology(3)	551	473	16%	17%	1,609	1,422	13%	14%
Other(4)	121	113	7%	7%	368	229	61%	61%
Total	$ 12,361	$ 12,643	(2%)	(2%)	$ 36,487	$ 38,026	(4%)	(3%)

SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2014	2013	% Change		2014	2013	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,244	$ 2,178	3%	3%	$ 6,550	$ 6,601	(1%)	1%
Percent of Revenues(2)	18.3%	17.3%	N/A	N/A	18.0%	17.4%	N/A	N/A
SI&A Expenses(2)	3,299	3,351	(2%)	(1%)	9,804	10,079	(3%)	(2%)
R&D Expenses(2)	1,788	1,625	10%	10%	5,114	4,764	7%	7%
Total	$ 7,330	$ 7,154	2%	2%	$ 21,468	$ 21,444	—	1%

Effective Tax Rate(2)	26.8%	27.6%			26.6%	27.4%

2014 FINANCIAL GUIDANCE(5)
The ranges for certain components of the financial guidance have been updated as set forth below.

Adjusted Revenues(2)	$48.7 to $49.7 billion
(previously $48.7 to $50.7 billion)
Adjusted Cost of Sales(2) as a Percentage of Adjusted Revenues(2)	18.5% to 19.0%
(previously 19.0% to 20.0%)
Adjusted SI&A Expenses(2)	$13.5 to $14.0 billion
(previously $13.3 to $14.3 billion)
Adjusted R&D Expenses(2)	$6.9 to $7.2 billion
(previously $6.7 to $7.2 billion)
Adjusted Other (Income)/Deductions(2)	Approximately ($400 million) of income
(previously approx. ($200 million) of income)
Effective Tax Rate on Adjusted Income(2)	Approximately 27.0%
Reported Diluted EPS(1)	$1.50 to $1.59
(previously $1.47 to $1.62)
Adjusted Diluted EPS(2)	$2.23 to $2.27
(previously $2.20 to $2.30)

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Our key in-line products continued to perform well with our most recent product launches exhibiting further momentum during the quarter. We also generated solid revenue growth in emerging markets and see these geographies as continuing to offer attractive growth opportunities for the company. Regarding our development pipeline, we were pleased that the U.S. Food and

Drug Administration (FDA) accepted our breast cancer compound, palbociclib, for review and also granted it Priority Review status. We believe palbociclib may represent a significant advancement for the treatment of women with advanced breast cancer. Within our Vaccines business, we received a positive recommendation from the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) for the use of Prevnar 13 in adults aged 65 and over while our marketing application for our meningitis B vaccine candidate, to be branded Trumenba, is under regulatory review in the U.S. with Priority Review status. In addition, we announced that our vaccine candidate in development for C. difficile was granted Fast Track designation by the FDA.”
“We remain strategically focused on driving increased innovation and enhancing our global competitive position both in terms of operational and financial efficiencies and remain opportunistic regarding business development that can enhance or accelerate our strategy. Given our continued strong financial position, I see Pfizer as well positioned to potentially allocate capital for the benefit of shareholders across multiple financial and strategic opportunities,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our third-quarter 2014 financial results despite the continued negative impact from product losses of exclusivity and the termination of certain co-promotion collaborations. We updated certain components of our 2014 financial guidance to reflect our performance to date, recent changes in foreign exchange rates and our outlook for the remainder of the year, which continues to include the anticipated negative impact from multi-source generic competition for Celebrex in the U.S. beginning in December 2014.”
“Additionally, the board of directors last week authorized a new $11 billion share repurchase program, to be utilized over time, in addition to the $1.3 billion of authorization remaining under the company’s current share repurchase program. We continue to expect to repurchase approximately $5 billion of our shares this year, with $4.2 billion repurchased through October 27. We continue to expect these 2014 repurchases and planned repurchases to reduce total shares outstanding by approximately 100 million shares by the end of the year after factoring in actual and projected dilution related to employee compensation programs,” Mr. D'Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2014 vs. Third-Quarter 2013)

▪
Reported revenues(1) decreased $281 million, or 2%, which reflects an operational decline of $270 million, or 2%, and the unfavorable impact of foreign exchange, which was negligible ($11 million). The operational decline was primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada, the ongoing termination of the Spiriva collaboration in certain countries as well as the loss of exclusivity and subsequent multi-source generic competition for Detrol LA in the U.S. and other product losses of exclusivity in certain markets. Revenues in developed markets were favorably impacted by the growth of certain key products, including Lyrica, Prevnar, Eliquis, Xeljanz, Xalkori, Inlyta, as well as Nexium 24HR primarily in the U.S. as a result of its recent launch. Additionally, revenues in emerging markets increased 9% operationally, including strong operational growth from Prevenar as well as from Lipitor, primarily in China.

▪
GEP(3) revenues decreased 6% operationally, primarily due to the loss of exclusivity and subsequent launch of multi-source generic competition for Detrol LA in the U.S. in January 2014, Viagra in most major European markets in June 2013 as well as Aricept in Canada in December 2013. Additionally, the co-promotion collaboration for Spiriva has terminated in most countries, including the U.S. in April 2014, or has entered its final year in other major markets, which, per the terms of the collaboration agreement, has resulted in a decline in Pfizer’s share of Spiriva revenues. These declines were partially offset by the strong performance of Lyrica in Europe, Lipitor in emerging markets, primarily in China, as well as various other branded products in emerging markets.

▪
GIP(3) revenues declined 4% operationally, primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013; for a 36-month period thereafter, Pfizer is entitled to royalty payments that have been and are expected to continue to be significantly less than the share of Enbrel profits prior to the expiration of the co-promotion term, and those royalty payments are and will be included in Other (income)/deductions–net rather than in Revenues. This decline was partially offset by strong operational growth from Lyrica, primarily in the U.S. and Japan, as well as the performance of recently launched products, including Eliquis and Xeljanz globally.

▪	VOC(3) revenues increased 13% operationally, reflecting the following:

–
Global Vaccines(3) revenues grew 19% operationally. Prevnar 13 revenue in the U.S. increased 26%, primarily driven by government purchasing patterns and increased demand. International sales of the Prevenar family were up 11% on an operational basis, primarily reflecting increased shipments associated with the Global Alliance for Vaccines and Immunization (GAVI) as well as the timing of government purchases in various emerging markets compared with the year-ago quarter.

–
Consumer Healthcare(3) revenues increased 4% operationally, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014 and growth of vitamin supplement products in emerging markets. This growth was partially offset primarily by a decline in sales of Advil in the U.S. due to the third-quarter 2013 launch of Advil Film-Coated, which triggered increased retailer purchases in the year-ago quarter.

–
Global Oncology(3) revenues increased 17% operationally, primarily driven by the continued strong underlying demand for Xalkori and Inlyta globally as well as growth from Bosulif, primarily in the U.S., and Sutent, primarily in emerging markets.

▪	Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate increased $166 million operationally, or 2%, primarily reflecting:

–	higher adjusted cost of sales(2), primarily reflecting an unfavorable change in product mix;

–	lower adjusted SI&A expense(2) as a result of continued benefits from cost-reduction and productivity initiatives partially offset by investments to support several recent product launches; and

–
higher adjusted R&D expense(2), primarily due to upfront payments to Cellectis SA and MedGenesis Therapeutix Inc. associated with recently announced agreements as well as the ongoing Phase 3 programs for bococizumab, ertugliflozin, palbociclib and certain other new drug candidates.

▪	The effective tax rate on adjusted income(2) declined 0.8 percentage points to 26.8% from 27.6%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings.

▪	The diluted weighted-average shares outstanding declined by 253 million shares compared to the prior-year quarter, due to the company’s ongoing share repurchase program.

▪	In addition to the aforementioned factors, third-quarter 2014 reported earnings were primarily impacted by the following:
Favorable impacts:

–	lower restructuring charges, expenses associated with cost-reduction and productivity initiatives, and purchase accounting adjustments compared to the prior-year quarter;

–
the non-recurrence of a loss in third-quarter 2013 related to an option to acquire the remaining interest in a 40%-owned generics company in Brazil, and the income recorded in third-quarter 2014 as a result of a decline in the loss from the option; and

–
a lower effective tax rate, primarily due to a favorable change in the jurisdictional mix of earnings as well as the non-recurrence of the aforementioned loss related to the option in third-quarter 2013 and the aforementioned income related to the decline in the loss from the option recorded in third-quarter 2014, both of which are not taxable. These favorable impacts were partially offset by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in third-quarter 2014 by the Internal Revenue Service (IRS).

Unfavorable impact:

–	the charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in third-quarter 2014 by the IRS.
RECENT NOTABLE DEVELOPMENTS
Product Developments

▪	Prevnar 13/Prevenar 13

–
Pfizer announced on August 13 that the CDC's ACIP voted to recommend Prevnar 13 (Pneumococcal 13-valent Conjugate Vaccine) for routine use to help protect adults aged 65 years and older against pneumococcal disease, which includes pneumonia caused by the 13 pneumococcal serotypes included in the vaccine. The recommendations were subsequently approved by the directors of the CDC and the U.S. Department of Health and Human Services. On September 19, the recommendations were published in the Morbidity and Mortality Weekly Report. The recommendations for routine use among adults aged 65 years and older will be reevaluated in 2018 and revised as needed.

–
Pfizer announced in August that the European Medicines Agency validated Pfizer’s marketing authorization application seeking to expand the indication for Prevenar 13 in adults to include the prevention of pneumonia caused by the 13 pneumococcal serotypes contained in the vaccine. This application is based on the positive results of the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA) clinical trial. Prevenar 13 is currently approved for adults in Europe for the prevention of invasive pneumococcal disease.

–
Pfizer also submitted and the FDA accepted a supplemental Biologics License Application (sBLA) seeking to add efficacy data regarding the use of Prevnar 13 in older adults to the prescribing information and to meet Pfizer's commitment under the FDA's accelerated approval program. The Prescription Drug User Fee Act (PDUFA) date for this sBLA is in May 2015.

▪	Eliquis

–
The European Commission in July approved Eliquis for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and the prevention of recurrent DVT and PE in adults. Eliquis was previously approved in the EU for the prevention of venous thromboembolism in adults who have undergone elective total hip or knee replacement surgery, and for the prevention of stroke and systemic embolism in adult patients with nonvalvular atrial fibrillation (NVAF) with one or more risk factors.

–
The FDA in August approved a supplemental New Drug Application (sNDA) for Eliquis for the treatment of DVT and PE, and for the reduction in the risk of recurrent DVT and PE following initial therapy. Bristol-Myers Squibb and Pfizer in October began sales force activities in the U.S. for these indications. Eliquis was previously approved by the FDA to reduce the risk of stroke and systemic embolism in patients with NVAF and for the prophylaxis of DVT, which may lead to PE, in patients who have undergone hip or knee replacement surgery.

▪
Embeda -- Pfizer announced in October that the FDA approved an updated label for Embeda (morphine sulfate and naltrexone hydrochloride) extended-release capsules, for oral use, to include abuse-deterrence studies. Embeda is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Pfizer expects Embeda will be available in the U.S. in early 2015.

▪
Xalkori (crizotinib) -- Pfizer and Merck & Co. Inc., known as MSD outside the U.S. and Canada, through a subsidiary, announced that they have entered into an agreement to explore the therapeutic potential of the combination of Pfizer’s crizotinib with Merck’s anti-PD-1 antibody pembrolizumab (Keytruda), in a Phase 1b clinical study evaluating the safety and tolerability of the combination in patients with ALK-positive advanced or metastatic non-small cell lung cancer (NSCLC). A multi-center, open-label clinical study, to be conducted by Pfizer, is expected to begin in 2015.

Pipeline Developments

▪
Palbociclib (PD-0332991) -- Pfizer announced in October that the FDA accepted for filing Pfizer's New Drug Application (NDA) with Priority Review seeking approval for palbociclib, in combination with letrozole, as a first-line treatment for postmenopausal women with estrogen receptor positive (ER+), human epidermal growth factor receptor 2 negative (HER2-) advanced breast cancer who have not received previous systemic treatment for their advanced disease. The NDA is based on the final results of PALOMA-1, a randomized, Phase 2 clinical trial comparing the combination of palbociclib plus letrozole versus letrozole alone in this population of patients. The FDA’s Priority Review designation accelerates the review time from 10 months to a goal of six months from the day of filing acceptance and is given to drugs that may offer major advances in treatment or may provide a treatment where no adequate therapy exists. The PDUFA date for this NDA is April 13, 2015.

▪	rLP2086 (Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine candidate)

–
Pfizer announced in August that the FDA accepted Pfizer's Biologics License Application (BLA) for rLP2086 with Priority Review. The BLA seeks approval for the prevention of invasive meningococcal disease caused by Neisseria meningitidis serogroup B in adolescents and young adults (ages 10-25). The PDUFA date for this BLA is February 14, 2015.

–
In October, Pfizer presented results of a Phase 2 study that evaluated co-administration of rLP2086 with a licensed quadrivalent human papillomavirus vaccine (HPV4), at IDWeek 2014TM in Philadelphia. Data from the study demonstrated immune responses to both vaccines were generated after concomitant administration of rLP2086 and HPV4. Prespecified noninferiority criteria were met for the bivalent rLP2086 antigens studied and three of the four antigens for HPV4.

▪
Bococizumab (PF-04950615, proprotein convertase subtilisin/kexin type 9 (PCSK9) inhibitor) -- Pfizer increased the target number of patients to be enrolled into its two cardiovascular outcomes trials for bococizumab from 18,300 to approximately 26,000. This expansion was undertaken to help ensure timely completion of these trials. While difficult to predict the exact timing for the completion of these event-driven trials, Pfizer believes primary completion of its studies will be in line with other PCSK9 cardiovascular outcome trials being conducted by certain other companies.

▪
PF-05082566 (4-1BB / CD-137 antibody candidate) -- Pfizer and Kyowa Hakko Kirin announced in September that they have entered into an agreement to explore the therapeutic potential of the combination of Pfizer’s PF-05082566, an investigational, fully humanized monoclonal antibody that stimulates signaling through 4-1BB (CD-137), a protein involved in regulation of immune cell activation, proliferation and survival, with Kyowa Hakko Kirin’s anti-CCR4 antibody mogamulizumab, which suppresses some of the immune cells that shield the tumor from the immune system, in a Phase 1b clinical study evaluating the safety and tolerability of the combination in patients with solid tumors. Under the terms of the agreement, Pfizer and Kyowa Hakko Kirin will co-fund the clinical study, which will be conducted by Pfizer. This study is expected to establish a recommended dose regimen and assess the safety and preliminary efficacy of the combination. This study is expected to begin in 2015 and the results will determine the future clinical development of the combination.

▪
PF-06425090 (Clostridium difficile (C. difficile) vaccine candidate) -- Pfizer announced in August that the FDA granted Fast Track designation to the company’s investigational C. difficile vaccine candidate. Currently in Phase 2 clinical development, the vaccine candidate is designed to prevent C. difficile-associated disease, which can include life-threatening diarrhea and pseudomembranous colitis. The FDA’s Fast Track approach is a process designed to facilitate the development and expedite the review of new drugs and vaccines intended to treat or prevent serious conditions and address an unmet medical need.

▪
PF-06290510 (Staphylococcus aureus (S. aureus) vaccine candidate) -- In October, Pfizer presented data from a Phase 1/Phase 2 study evaluating the safety, tolerability and immunogenicity of a single-dose of its investigational 4-antigen S. aureus vaccine candidate in healthy adults. The study results demonstrated that PF-06290510 was well tolerated in the 456 healthy adults 18 to 64 years old who randomly received a single intramuscular injection of PF-06290510 or placebo. The study also showed rapid rises in functional antibody titers against S. aureus that were maintained through at least 12 months. PF-06290510, currently in Phase 2 clinical trials, was granted Fast Track designation by the FDA in February 2014.

▪
Remoxy (oxycodone extended-release capsules CII) -- Pfizer in October notified Pain Therapeutics, Inc. that Pfizer has decided to discontinue its agreement to develop and commercialize Remoxy, an investigational extended-release oral formulation of oxycodone. Pfizer will return all rights, including responsibility for regulatory activities, to Pain Therapeutics, Inc. Pfizer and Pain Therapeutics, Inc. will work together for an orderly transition of Remoxy to Pain Therapeutics, Inc. Pfizer will continue ongoing activities under the agreement for the next six months until the scheduled termination date.

Corporate Developments

▪
Pfizer announced in July that it has entered into a definitive agreement to acquire Baxter International Inc.'s (Baxter) portfolio of marketed vaccines for $635 million. As part of the transaction, Pfizer will also acquire a portion of Baxter’s facility in Orth, Austria, where these vaccines are manufactured. Baxter’s portfolio of marketed vaccines consists of NeisVac-C and FSME-Immun/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-Immun/TicoVac is a vaccine that helps protect against tick-borne encephalitis. The transaction is subject to customary closing conditions as well as regulatory approvals in several markets, including some countries in the European Union, and is expected to be completed by the end of 2014.

▪
In September, Pfizer completed its acquisition of the pharmaceutical development company, InnoPharma, Inc. for an upfront cash payment of $225 million and up to $135 million of contingent milestone payments.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
“Reported Revenues” is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
“Adjusted Income” and its components and “Adjusted Diluted Earnings Per Share (EPS)” are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2014, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2014 and 2013, as well as reconciliations of full-year 2014 guidance for adjusted income and adjusted diluted EPS to full-year 2014 guidance for reported net income(1) and reported diluted EPS(1). The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2014.

(4)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes revenues related to our transitional manufacturing and supply agreements with Zoetis.

(5)	The 2014 financial guidance reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of September 28, 2014, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of September 28, 2014.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect through September 28, 2014 and the mid-October 2014 exchange rates for the remainder of the year. Does not include the impact of a potential devaluation of the Venezuelan bolivar or any other currency.

▪
Guidance for the effective tax rate on adjusted income(2) does not assume renewal of the U.S. research and development (R&D) tax credit. The renewal of the R&D tax credit is not anticipated to have a material impact on the effective tax rate on adjusted income(2).

▪	Assumes diluted weighted-average shares outstanding of approximately 6.4 billion shares.

▪	Revenues and cost of sales from the transitional manufacturing and supply agreements with Zoetis have been excluded from the applicable Adjusted components of the financial guidance.

▪
Reconciliation of the 2014 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2014 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$14.3 - $14.6	$2.23 - $2.27
Purchase accounting impacts of transactions completed as of September 28, 2014	(2.7)	(0.42)
Restructuring and implementation costs	(0.8) - (1.1)	(0.12) - (0.17)
Certain other items incurred through September 28, 2014	(1.0)	(0.15)
Discontinued operations	0.1	0.01
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$9.6 - $10.2	$1.50 - $1.59

Contacts:	Media		Investors
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PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2014	2013	(Decr.)	2014	2013	(Decr.)
Revenues	$12,361	$12,643	(2)	$36,487	$38,026	(4)
Costs and expenses:
Cost of sales(2)	2,368	2,287	4	6,875	6,792	1
Selling, informational and administrative expenses(2)	3,556	3,395	5	10,116	10,203	(1)
Research and development expenses(2)	1,802	1,627	11	5,184	4,867	7
Amortization of intangible assets(3)	972	1,117	(13)	3,090	3,476	(11)
Restructuring charges and certain acquisition-related costs	(19)	233	*	120	547	(78)
Other (income)/deductions––net(4)	94	411	(77)	665	(514)	*

Income from continuing operations before provision for taxes on income	3,587	3,573	—	10,437	12,655	(18)
Provision for taxes on income(5)	911	985	(7)	2,575	3,876	(34)
Income from continuing operations	2,676	2,588	3	7,862	8,779	(10)
Discontinued operations––net of tax	(3)	11	*	70	10,719	(99)
Net income before allocation to noncontrolling interests	2,672	2,599	3	7,932	19,498	(59)
Less: Net income attributable to noncontrolling interests	6	9	(32)	25	63	(61)
Net income attributable to Pfizer Inc.	$2,666	$2,590	3	$7,907	$19,435	(59)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.42	$0.39	8	$1.23	$1.26	(2)
Discontinued operations––net of tax	—	—	—	0.01	1.54	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.42	$0.39	8	$1.24	$2.80	(56)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.42	$0.39	8	$1.22	$1.25	(2)
Discontinued operations––net of tax	—	—	—	0.01	1.52	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.42	$0.39	8	$1.23	$2.77	(56)
Weighted-average shares used to calculate earnings per common share:
Basic	6,330	6,581		6,363	6,938
Diluted	6,403	6,656		6,441	7,016

*Calculation not meaningful.
See next pages for notes (1) through (5).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended September 28, 2014 and September 29, 2013. Subsidiaries operating outside the United States are included for the three and nine months ended August 24, 2014 and August 25, 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis) and recognized a gain of approximately $10.4 billion, net of tax, related to this disposal in Discontinued operations––net of tax for the nine months ended September 29, 2013. The operating results of this business are reported as Discontinued operations––net of tax for the nine months ended September 29, 2013, through June 24, 2013, the date of disposal.
The financial results for the three and nine months ended September 28, 2014 are not necessarily indicative of the results which could ultimately be achieved for the full year.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Exclusive of amortization of intangible assets, except as discussed in footnote (3) below. Selling, informational and administrative expenses in the third quarter and first nine months of 2014 includes a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the Internal Revenue Service (IRS).

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(millions of dollars)	2014	2013	2014	2013
Interest income(a)	$(108)	$(94)	$(303)	$(291)
Interest expense(a)	343	340	1,007	1,067
Net interest expense	235	246	703	776
Royalty-related income(b)	(251)	(122)	(737)	(305)
Patent litigation settlement income(c)	—	9	—	(1,342)
Other legal matters, net(d)	28	1	720	(94)
Gain associated with the transfer of certain product rights(e)	—	—	—	(459)
Net gains on asset disposals(f)	(53)	(46)	(267)	(100)
Certain asset impairments(g)	243	220	358	745
Costs associated with the Zoetis IPO(h)	—	—	—	18
Other, net(i)	(108)	104	(113)	247
Other (income)/deductions––net	$94	$411	$665	$(514)

(a)
Interest income increased in the third quarter and first nine months of 2014 due to higher cash equivalents and investment balances. Interest expense increased in the third quarter of 2014 due to the addition of new fixed rate debt in the second quarter of 2014 and, interest expense decreased during the first nine months of 2014, primarily due to the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Royalty-related income increased in the third quarter and first nine months of 2014 primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties for a 36-month period thereafter.

(c)
In the first nine months of 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(d)
In the first nine months of 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter. In the first nine months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter.

(e)
In the first nine months of 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(f)
In the first nine months of 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $128 million) and gains on sales of investments in equity securities (approximately $114 million).

(g)
In the third quarter and first nine months of 2014, primarily includes impairment charges related to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis and to developed technology rights. In the third quarter of 2013, primarily includes an impairment charge related to an IPR&D compound. In the first nine months of 2013, also includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth and two additional IPR&D compounds.

(h)
Represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(i)
In the third quarter and first nine months of 2013, includes a loss on an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto), a 40%-owned generics company in Brazil (approximately $223 million). In the third quarter and first nine months of 2014, includes income resulting from a decline in the loss from the aforementioned option (approximately $90 million).

(5)
The Provision for taxes on income for the third quarter and first nine months of 2014 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, and a decline in the non-tax deductible loss recorded in the third quarter of 2013 related to an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil, since we expect to retain the investment indefinitely, and unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. The Provision for taxes on income in the first nine months of 2014 was favorably impacted by the resolution of certain tax positions, pertaining to prior years, primarily with various foreign tax authorities, and from the expiration of certain statutes of limitations, and was unfavorably impacted by the expiration of the U.S. research and development (R&D) tax credit on December 31, 2013.

The Provision for taxes on income for the third quarter and first nine months of 2013 was unfavorably impacted by the aforementioned non-tax deductible loss related to the Teuto option, since we expect to retain the investment indefinitely. The Provision for taxes on income for the first nine months of 2013 was unfavorably impacted by (i) the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our 49%-owned equity-method investment with Hisun in China and (ii) the tax rate associated with the patent litigation settlement income, partially offset by (i) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business and (ii) the extension of the U.S. R&D tax credit, which was signed into law in January 2013, resulting in the full-year benefit of the 2012 U.S. R&D tax credit and a portion of the 2013 U.S. R&D tax credit being recorded in the first nine months of 2013.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 28, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,361	$—	$—	$—	$(65)	$12,296
Cost of sales(6)	2,368	9	(13)	—	(120)	2,244
Selling, informational and administrative expenses(6)	3,556	(3)	—	—	(254)	3,299
Research and development expenses(6)	1,802	(1)	—	—	(13)	1,788
Amortization of intangible assets(7)	972	(928)	—	—	—	44
Restructuring charges and certain acquisition-related costs	(19)	—	(41)	—	59	—
Other (income)/deductions––net	94	112	—	—	(286)	(80)
Income from continuing operations before provision for taxes on income	3,587	812	54	—	548	5,001
Provision for taxes on income	911	255	19	—	155	1,340
Income from continuing operations	2,676	557	36	—	393	3,661
Discontinued operations––net of tax	(3)	—	—	3	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	2,666	557	36	3	393	3,655
Earnings per common share attributable to Pfizer Inc.––diluted	0.42	0.09	0.01	—	0.06	0.57

	Nine Months Ended September 28, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$36,487	$—	$—	$—	$(193)	$36,294
Cost of sales(6)	6,875	92	(36)	—	(381)	6,550
Selling, informational and administrative expenses(6)	10,116	1	—	—	(312)	9,804
Research and development expenses(6)	5,184	(1)	—	—	(70)	5,114
Amortization of intangible assets(7)	3,090	(2,965)	—	—	—	125
Restructuring charges and certain acquisition-related costs	120	—	(96)	—	(25)	—
Other (income)/deductions––net	665	105	—	—	(1,208)	(437)
Income from continuing operations before provision for taxes on income	10,437	2,768	131	—	1,803	15,139
Provision for taxes on income	2,575	797	76	—	578	4,026
Income from continuing operations	7,862	1,970	55	—	1,225	11,113
Discontinued operations––net of tax	70	—	—	(70)	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	7,907	1,970	55	(70)	1,225	11,088
Earnings per common share attributable to Pfizer Inc.––diluted	1.23	0.31	0.01	(0.01)	0.19	1.72
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 29, 2013
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,643	$—	$—	$—	$(67)	$12,576
Cost of sales(6)	2,287	(4)	(18)	—	(87)	2,178
Selling, informational and administrative expenses(6)	3,395	(1)	—	—	(43)	3,351
Research and development expenses(6)	1,627	(1)	—	—	(1)	1,625
Amortization of intangible assets(7)	1,117	(1,075)	—	—	—	42
Restructuring charges and certain acquisition-related costs	233	—	(43)	—	(190)	—
Other (income)/deductions––net	411	121	—	—	(490)	42
Income from continuing operations before provision for taxes on income	3,573	960	61	—	744	5,338
Provision for taxes on income	985	309	7	—	172	1,473
Income from continuing operations	2,588	651	54	—	572	3,865
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	9	—	—	(3)	—	6
Net income attributable to Pfizer Inc.	2,590	651	54	(8)	572	3,859
Earnings per common share attributable to Pfizer Inc.––diluted	0.39	0.10	0.01	—	0.09	0.58

	Nine Months Ended September 29, 2013
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$38,026	$—	$—	$—	$(67)	$37,959
Cost of sales(6)	6,792	16	(101)	—	(106)	6,601
Selling, informational and administrative expenses(6)	10,203	5	(8)	—	(121)	10,079
Research and development expenses(6)	4,867	1	—	—	(104)	4,764
Amortization of intangible assets(7)	3,476	(3,352)	—	—	—	124
Restructuring charges and certain acquisition-related costs	547	—	(155)	—	(392)	—
Other (income)/deductions––net	(514)	43	—	—	836	365
Income from continuing operations before provision for taxes on income	12,655	3,287	264	—	(180)	16,026
Provision for taxes on income	3,876	941	(42)	—	(376)	4,399
Income from continuing operations	8,779	2,346	306	—	196	11,627
Discontinued operations––net of tax	10,719	—	—	(10,719)	—	—
Net income attributable to noncontrolling interests	63	—	—	(38)	—	25
Net income attributable to Pfizer Inc.	19,435	2,346	306	(10,681)	196	11,602
Earnings per common share attributable to Pfizer Inc.––diluted	2.77	0.33	0.04	(1.52)	0.03	1.65
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and nine months ended September 28, 2014 and September 29, 2013. Subsidiaries operating outside the United States are included for the three and nine months ended August 24, 2014 and August 25, 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis) and recognized a gain of approximately $10.4 billion, net of tax, related to this disposal in Discontinued operations––net of tax for the nine months ended September 29, 2013. The operating results of this business are reported as Discontinued operations––net of tax for the nine months ended September 29, 2013, through June 24, 2013, the date of disposal.

(3)	Acquisition-related costs include the following:

	Third-Quarter		Nine Months
(millions of dollars)	2014	2013	2014	2013
Restructuring charges(a)	$22	$5	$43	$48
Integration costs(a)	19	38	53	107
Additional depreciation––asset restructuring(b)	13	18	36	109
Total acquisition-related costs––pre-tax	54	61	131	264
Income taxes(c)	(19)	(7)	(76)	42
Total acquisition-related costs––net of tax	$36	$54	$55	$306

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both the three months and the nine months ended September 28, 2014. Included in Cost of sales for the three months ended September 29, 2013. Included in Cost of sales ($101 million) and Selling, informational and administrative expenses ($8 million) for the nine months ended September 29, 2013.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. In the first nine months of 2014, also includes the favorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities. In the first nine months of 2013, also includes the unfavorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Third-Quarter		Nine Months
(millions of dollars)	2014	2013	2014	2013
Restructuring charges(a)	$(59)	$190	$25	$392
Implementation costs and additional depreciation––asset restructuring(b)	113	72	375	270
Additional year of Branded Prescription Drug Fee(c)	215	—	215	—
Patent litigation settlement income(d)	—	9	—	(1,342)
Other legal matters, net(e)	28	1	726	(99)
Gain associated with the transfer of certain product rights(f)	—	—	—	(459)
Certain asset impairments(g)	242	217	356	706
Costs associated with the Zoetis IPO(h)	—	—	—	18
Income associated with the transitional manufacturing and supply agreements with Zoetis(i)	(8)	(10)	(25)	(10)
Other(j)	18	265	130	344
Total certain significant items––pre-tax	548	744	1,803	(180)
Income taxes(k)	(155)	(172)	(578)	376
Total certain significant items––net of tax	$393	$572	$1,225	$196

(a)
Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs. For the three months ended September 28, 2014, includes a $62.5 million partial reversal of a reserve established in the fourth quarter of 2012, reflecting a change in estimate associated with our sales force restructuring plan in response to product loss of exclusivity.

(b)
Relates to our cost-reduction and productivity initiatives. Included in Cost of sales ($63 million), Selling, informational and administrative expenses ($37 million) and Research and development expenses ($13 million) for the three months ended September 28, 2014. Included in Cost of sales ($215 million), Selling, informational and administrative expenses ($90 million) and Research and development expenses ($70 million) for the nine months ended September 28, 2014. Included in Cost of sales ($41 million), Selling, informational and administrative expenses ($30 million) and Research and development expenses ($1 million) for the three months ended September 29, 2013. Included in Cost of sales ($60 million), Selling, informational and administrative expenses ($106 million) and Research and development expenses ($104 million) for the nine months ended September 29, 2013.

(c)
Included in Selling, informational and administrative expenses. Represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the Internal Revenue Service (IRS).

(d)
Included in Other (income)/deductions––net. In the first nine months of 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S.

(e)
Included in Other (income)/deductions––net. In the first nine months of 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter. In the first nine months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter.

(f)
Included in Other (income)/deductions––net. In 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(g)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2014, primarily includes impairment charges related to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis. and to developed technology rights. In the third quarter of 2013, primarily includes an impairment charge related to an IPR&D compound. In the first nine months of 2013, also includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth and two additional IPR&D compounds.

(h)
Included in Other (income)/deductions––net. Represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(i)
Included in Revenues ($65 million) and Cost of sales ($57 million) for the three months ended September 28, 2014 and primarily included in Revenues ($193 million) and Cost of sales ($167 million) for the nine months ended September 28, 2014. Included in Revenues ($67 million) and in Cost of sales ($57 million) for the three and nine months ended September 29, 2013.

(j)
Primarily included in Other (income)/deductions––net. In the third quarter and first nine months of 2013, includes a loss on an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto), a 40%-owned generics company in Brazil (approximately $223 million). In the third quarter and first nine months of 2014, includes income resulting from a decline in the loss from the aforementioned option (approximately $90 million).

(k)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The third quarter and first nine months of 2014 were favorably impacted by the decline in the non-tax deductible loss recorded in the third quarter of 2013 related to an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil, since we expect to retain the investment indefinitely, and unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. The third quarter and first nine months of 2013 were unfavorably impacted by the aforementioned non-tax deductible loss related to the Teuto option, since we expect to retain the investment indefinitely. The first nine months of 2013 were unfavorably impacted by the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our 49%-owned equity-method investment with Hisun in China and by the tax liability associated with the patent litigation settlement income.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Quarter Ended September 28, 2014
	GIP(2)	VOC(2)	GEP(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$3,490	$2,511	$6,239	$56	$12,296	$65	$12,361
Cost of sales	485	475	1,137	148	2,244	124	2,368
Selling, informational and administrative expenses	835	602	982	881	3,299	257	3,556
Research and development expenses	386	200	166	1,037	1,788	14	1,802
Amortization of intangible assets	11	7	25	1	44	928	972
Restructuring charges and certain acquisition related costs	—	—	—	—	—	(18)	(19)
Other (income)/deductions––net	(289)	(6)	(64)	279	(80)	174	94
Income from continuing operations before provision for taxes on income	2,063	1,235	3,993	(2,290)	5,001	(1,414)	3,587

	Nine Months Ended September 28, 2014
	GIP(2)	VOC(2)	GEP(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$10,114	$7,264	$18,742	$175	$36,294	$193	$36,487
Cost of sales	1,375	1,402	3,331	442	6,550	325	6,875
Selling, informational and administrative expenses	2,529	1,789	2,846	2,640	9,804	311	10,116
Research and development expenses	1,152	635	455	2,872	5,114	70	5,184
Amortization of intangible assets	34	16	75	—	125	2,965	3,090
Restructuring charges and certain acquisition related costs	—	—	—	—	—	120	120
Other (income)/deductions––net	(814)	(26)	(184)	586	(437)	1,102	665
Income from continuing operations before provision for taxes on income	5,838	3,447	12,219	(6,365)	15,139	(4,702)	10,437
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Quarter Ended September 29, 2013
	GIP(2)(6)	VOC(2)(6)	GEP(2)(6)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$3,640	$2,215	$6,675	$46	$12,576	$67	$12,643
Cost of sales	428	417	1,157	176	2,178	109	2,287
Selling, informational and administrative expenses	787	531	1,153	880	3,351	44	3,395
Research and development expenses	290	222	178	935	1,625	2	1,627
Amortization of intangible assets	10	3	26	2	42	1,075	1,117
Restructuring charges and certain acquisition-related costs	—	4	—	(4)	—	233	233
Other (income)/deductions––net	(125)	(2)	(11)	180	42	369	411
Income from continuing operations before provision for taxes on income	2,250	1,039	4,173	(2,123)	5,338	(1,765)	3,573

	Nine Months Ended September 29, 2013
	GIP(2)(6)	VOC(2)(6)	GEP(2)(6)	Other(3)	Non-GA4P Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$10,672	$6,668	$20,458	$162	$37,959	$67	$38,026
Cost of sales	1,310	1,269	3,461	562	6,601	191	6,792
Selling, informational and administrative expenses	2,310	1,628	3,390	2,751	10,079	124	10,203
Research and development expenses	860	663	542	2,700	4,764	103	4,867
Amortization of intangible assets	33	10	74	7	124	3,352	3,476
Restructuring charges and certain acquisition-related costs	—	4	—	(4)	—	547	547
Other (income)/deductions––net	(304)	(5)	(43)	716	365	(879)	(514)
Income from continuing operations before provision for taxes on income	6,464	3,099	13,034	(6,570)	16,026	(3,371)	12,655
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2014.

The third quarter of 2014 reflects the following, as compared to the third quarter of 2013:

•
GIP––The increase in Cost of sales as a percentage of Revenues is due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired as well as the change in product mix. The increase in Cost of Sales reflects a change in product mix. The increase in Selling, informational and administrative expenses reflects increased investment in recently launched brands and certain in-line products; the increase in Research and development expenses primarily reflects incremental investment in late-stage pipeline products; and the favorable change in Other (income)/deductions––net primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period thereafter.

•
VOC––The increase in Selling, informational and administrative expenses is primarily driven by Consumer Healthcare expenses incurred to support the launch of Nexium 24HR in the U.S. as well as palbociclib and meningitis B vaccine pre-launch marketing expenses; and the decrease in Research and development expenses reflects lower costs for certain oncology programs, partially offset by increased investment in the palbociclib and meningitis B vaccine development programs.

•
GEP–– The decrease in Selling, informational and administrative expenses is primarily due to lower expenses for field force, marketing and administrative expenses, reflecting the benefits of cost-reduction and productivity initiatives; and the decrease in Research and development expenses is due to lower clinical trial expenses and the benefits from cost-reduction and productivity initiatives, partially offset by increased spending on biosimilars development programs.

The first nine months of 2014 reflect the following, as compared to the first nine months of 2013:

•
GIP––The increase in Cost of sales as a percentage of Revenues is due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired as well as the change in product mix. The increase in Cost of Sales reflects a change in product mix. The increase in Selling, informational and administrative expenses reflects increased investment in recently launched brands and certain in-line products; the increase in Research and development expenses reflects incremental investment in late-stage pipeline products; and the favorable change in Other (income)/deductions––net primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period thereafter.

•
VOC––The increase in Selling, informational and administrative expenses is primarily driven by Consumer Healthcare expenses incurred to support the launch of Nexium 24HR in the U.S. as well as palbociclib and meningitis B vaccine pre-launch marketing expenses; and the decrease in Research and development expenses reflects lower costs for certain oncology programs, partially offset by increased investment in the palbociclib and meningitis B vaccine development programs.

•
GEP––The decrease in Selling, informational and administrative expenses is primarily due to lower expenses for field force, marketing and administrative expenses, reflecting the benefits of cost-reduction and productivity initiatives; the decrease in Research and development expenses is due to lower clinical trial expenses and the benefits from cost-reduction and productivity initiatives, partially offset by increased spending on biosimilars development programs; and the favorable change in Other (income)/deductions––net primarily reflects gains on sales of product rights.

(3)	Other comprises the revenues and costs included in our Adjusted income components(4) that are managed outside of our three operating segments and includes the following:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Quarter Ended September 28, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$56	$—	$—	$—	$—	$56
Cost of sales	38	—	—	20	90	148
Selling, informational and administrative expenses	3	—	37	830	11	881
Research and development expenses	1	826	5	206	(1)	1,037
Amortization of intangible assets	—	—	—	—	1	1
Restructuring charges and certain acquisition related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(22)	—	253	48	279
Income from continuing operations before provision for taxes on income	$14	$(804)	$(42)	$(1,308)	$(149)	$(2,290)

	Nine Months Ended September 28, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$175	$—	$—	$—	$—	$175
Cost of sales	115	—	—	70	257	442
Selling, informational and administrative expenses	10	—	89	2,513	28	2,640
Research and development expenses	2	2,208	19	631	12	2,872
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(56)	—	579	63	586
Income from continuing operations before provision for taxes on income	$48	$(2,152)	$(108)	$(3,794)	$(359)	$(6,365)

	Quarter Ended September 29, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$47	$—	$—	$(1)	$—	$46
Cost of sales	31	—	—	30	115	176
Selling, informational and administrative expenses	4	—	34	831	11	880
Research and development expenses	1	705	4	219	6	935
Amortization of intangible assets	—	—	—	—	2	2
Restructuring charges and certain acquisition related costs	—	—	—	—	(4)	(4)
Other (income)/deductions––net	—	(24)	—	259	(55)	180
Income from continuing operations before provision for taxes on income	$12	$(681)	$(39)	$(1,340)	$(75)	$(2,123)

	Nine Months Ended September 29, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$163	$—	$—	$—	$(1)	$162
Cost of sales	99	—	—	101	363	562
Selling, informational and administrative expenses	10	1	86	2,599	55	2,751
Research and development expenses	2	2,022	17	637	22	2,700
Amortization of intangible assets	—	1	—	—	6	7
Restructuring charges and certain acquisition related costs	—	—	—	—	(4)	(4)
Other (income)/deductions––net	—	(36)	1	771	(20)	716
Income from continuing operations before provision for taxes on income	$52	$(1,988)	$(104)	$(4,109)	$(422)	$(6,570)

(a)	PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(d)
Corporate––costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
For information purposes only, for the nine months ended September 28, 2014, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the revenues and costs associated with PCS; (ii) net interest expense included in Corporate (approximately $748 million in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $158 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	GIP	VOC	GEP

Total WRD/Medical costs	51% - 55%	30% - 33%	15% - 17%

Total Corporate/Other Unallocated costs	28% - 31%	21% - 24%	46% - 49%

Total WRD/Medical and Corporate/Other Unallocated costs	37% - 40%	25% - 28%	34% - 37%

Total WRD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	8% - 10%	13% - 15%	75% - 77%
Selling, informational and administrative expenses	27% - 29%	20% - 22%	49% - 53%
Research and development expenses	51% - 55%	30% - 33%	14% - 16%
Other (income)/deductions––net	*	*	*
*Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $4 million of income.

The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the research and development projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was virtually all derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2014, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2014 and 2013. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2014 and 2013.

(6)
As our operations were not managed under the new structure until the beginning of the first quarter of 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for the third quarter and first nine months of 2013 include allocations. The amounts subject to allocation methods in the third quarter of 2013 were approximately $520 million of SI&A expenses and approximately $230 million of R&D expenses, and the amounts subject to allocation methods in the first nine months of 2013 were approximately $1.5 billion of SI&A expenses and approximately $650 million of R&D expenses.

•	The SI&A expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The R&D expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that these allocations are reasonable.

PFIZER INC.
REVENUES
THIRD QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$12,361	$12,643	(2%)	(2%)	$4,842	$5,186	(7%)	$7,519	$7,457	1%	1%
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$11,419	$11,742	(3%)	(3%)	$4,384	$4,747	(8%)	$7,036	$6,995	1%	1%
Lyrica(c)	GEP/GIP	1,317	1,135	16%	16%	585	509	15%	732	626	17%	16%
Prevnar family	V	1,139	959	19%	18%	592	469	26%	546	490	12%	11%
Enbrel (Outside the U.S. and Canada)	GIP	955	932	3%	2%	—	—	—	955	932	3%	2%
Celebrex	GEP	764	752	2%	2%	517	508	2%	246	244	1%	2%
Lipitor	GEP	490	533	(8%)	(8%)	38	78	(51%)	452	455	(1%)	—
Viagra(d)	GEP/GIP	427	460	(7%)	(7%)	288	294	(2%)	139	166	(17%)	(16%)
Zyvox	GEP	339	319	6%	6%	171	165	4%	168	154	9%	8%
Sutent	O	287	278	3%	3%	87	85	3%	200	193	4%	4%
Norvasc	GEP	270	303	(11%)	(10%)	8	11	(23%)	262	292	(10%)	(9%)
Premarin family	GEP	264	276	(4%)	(4%)	244	254	(4%)	20	22	(9%)	(7%)
BeneFIX	GIP	212	213	—	(2%)	91	101	(10%)	122	112	9%	6%
Vfend	GEP	174	193	(10%)	(10%)	7	18	(58%)	167	175	(5%)	(5%)
Pristiq	GEP	178	173	3%	3%	131	134	(3%)	47	39	22%	23%
Genotropin	GIP	173	183	(5%)	(5%)	37	45	(16%)	136	138	(2%)	(2%)
Refacto AF/Xyntha	GIP	160	148	8%	6%	35	29	25%	125	119	4%	1%
Chantix/Champix	GIP	158	154	3%	2%	93	82	13%	65	72	(10%)	(10%)
Xalatan/Xalacom	GEP	124	140	(12%)	(11%)	5	8	(36%)	119	132	(10%)	(9%)
Medrol	GEP	101	107	(6%)	(6%)	35	31	13%	66	76	(14%)	(14%)
Zoloft	GEP	104	116	(10%)	(8%)	14	14	(3%)	91	102	(11%)	(8%)
Xalkori	O	112	73	56%	55%	47	35	33%	66	38	77%	77%
Inlyta	O	102	83	22%	23%	46	42	9%	56	41	36%	38%
Relpax	GEP	92	83	11%	11%	57	49	18%	35	34	2%	2%
Rapamune	GIP	96	91	7%	10%	61	55	10%	36	36	2%	9%
Sulperazon	GEP	90	78	15%	17%	—	—	—	90	78	15%	17%
Fragmin	GEP	90	83	8%	6%	1	2	(45%)	88	81	10%	8%
Effexor	GEP	86	96	(10%)	(10%)	26	36	(27%)	60	60	—	—
Tygacil	GEP	85	92	(9%)	(9%)	27	38	(29%)	58	54	5%	5%
Zithromax/Zmax	GEP	67	84	(20%)	(19%)	3	3	(18%)	65	81	(20%)	(19%)
EpiPen	GEP	79	85	(7%)	(6%)	60	67	(11%)	19	18	7%	12%
Zosyn/Tazocin	GEP	80	104	(23%)	(23%)	44	47	(7%)	36	57	(37%)	(36%)
Toviaz	GIP	69	57	22%	22%	30	31	—	39	26	48%	47%
Revatio	GEP	64	75	(14%)	(15%)	12	18	(31%)	52	57	(9%)	(9%)
Xeljanz	GIP	85	35	142%	143%	79	34	128%	6	1	*	*
Cardura	GEP	64	70	(9%)	(8%)	1	1	(10%)	63	69	(9%)	(8%)
Xanax/Xanax XR	GEP	63	69	(9%)	(10%)	10	13	(21%)	52	56	(6%)	(7%)
Inspra	GEP	57	53	7%	6%	1	1	(59%)	56	52	9%	7%
Somavert	GIP	59	56	6%	5%	15	13	14%	44	43	4%	2%
Neurontin	GEP	51	50	3%	3%	12	12	1%	39	38	3%	3%
Protonix/Pantoprazole	GEP	55	42	32%	32%	55	42	32%	—	—	—	—
Unasyn	GEP	52	49	6%	7%	1	—	40%	52	49	6%	7%
Detrol/Detrol LA	GEP	54	131	(59%)	(58%)	21	89	(77%)	34	42	(21%)	(20%)
Depo-Provera	GEP	54	50	8%	8%	20	20	2%	34	30	12%	11%
BMP2	GIP	56	48	16%	16%	56	48	16%	—	—	—	—
Diflucan	GEP	42	59	(29%)	(29%)	2	1	29%	40	58	(31%)	(30%)
Dalacin/Cleocin	GEP	50	50	—	—	11	15	(27%)	39	35	12%	13%
Alliance revenues(e)	GEP/GIP	233	684	(66%)	(66%)	165	605	(73%)	68	79	(14%)	(15%)
All other biopharmaceutical(f)	GIP/GEP/V/O	1,695	1,838	(8%)	(7%)	542	595	(9%)	1,153	1,243	(7%)	(6%)
All other GIP(f)	GIP	105	128	(20%)	(17%)	42	46	(13%)	63	82	(24%)	(20%)
All other GEP(f)	GEP	1,540	1,675	(8%)	(7%)	468	526	(11%)	1,072	1,149	(7%)	(6%)
All other V/O(f)	V/O	50	35	46%	45%	32	23	40%	18	12	57%	56%
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$821	$788	4%	4%	$413	$396	4%	$408	$392	4%	5%
OTHER(g)		$121	$113	7%	7%	$46	$43	11%	$76	$70	5%	5%
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$2,837	$2,785	2%	(2%)	$1,816	$1,992	(9%)	(7%)	$2,866	$2,680	7%	9%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$2,701	$2,663	1%	(2%)	$1,730	$1,901	(9%)	(7%)	$2,605	$2,431	7%	10%
Lyrica(c)	GEP/GIP	415	361	15%	11%	195	152	28%	32%	122	113	9%	12%
Prevnar family	V	169	164	2%	(1%)	123	116	7%	7%	254	210	22%	23%
Enbrel (Outside Canada)	GIP	625	600	4%	—	120	127	(5%)	(4%)	210	205	3%	9%
Celebrex	GEP	36	36	—	(3%)	113	115	(2%)	—	97	93	5%	7%
Lipitor	GEP	57	71	(20%)	(22%)	87	122	(29%)	(29%)	308	262	18%	19%
Viagra(k)	GEP/GIP	20	54	(63%)	(64%)	25	36	(30%)	(29%)	94	76	23%	25%
Zyvox	GEP	86	81	5%	2%	30	35	(12%)	(9%)	52	38	36%	37%
Sutent	O	100	96	5%	1%	33	35	(5%)	(3%)	67	62	7%	11%
Norvasc	GEP	25	25	2%	(1%)	85	115	(26%)	(25%)	152	152	—	1%
Premarin family	GEP	2	3	—	(2%)	9	8	—	(3%)	9	11	(14%)	(12%)
BeneFIX	GIP	75	67	12%	7%	36	33	10%	10%	11	12	(11%)	(8%)
Vfend	GEP	74	74	—	(3%)	37	38	(4%)	(2%)	56	63	(11%)	(9%)
Pristiq	GEP	4	—	*	*	28	25	14%	16%	15	14	7%	10%
Genotropin	GIP	63	65	(3%)	(6%)	46	47	(5%)	(2%)	27	26	3%	8%
Refacto AF/Xyntha	GIP	99	96	3%	(1%)	13	16	(20%)	(21%)	13	7	63%	69%
Chantix/Champix	GIP	23	26	(15%)	(19%)	33	35	(2%)	—	9	11	(21%)	(17%)
Xalatan/Xalacom	GEP	31	40	(20%)	(23%)	49	56	(12%)	(10%)	38	36	4%	6%
Medrol	GEP	23	22	2%	(2%)	8	9	(11%)	(8%)	35	45	(22%)	(21%)
Zoloft	GEP	12	15	(22%)	(24%)	47	53	(12%)	(8%)	32	34	(5%)	(1%)
Xalkori	O	32	18	80%	74%	18	13	50%	55%	15	7	117%	120%
Inlyta	O	27	20	38%	32%	23	19	15%	20%	6	2	*	*
Relpax	GEP	18	17	8%	5%	12	13	(9%)	(5%)	5	4	9%	12%
Rapamune	GIP	13	13	6%	2%	4	4	9%	10%	18	19	(1%)	13%
Sulperazon	GEP	—	—	—	—	5	7	(21%)	(18%)	84	71	19%	20%
Fragmin	GEP	50	45	11%	6%	22	22	4%	8%	16	14	15%	14%
Effexor	GEP	22	22	—	(3%)	12	16	(20%)	(20%)	26	22	14%	16%
Tygacil	GEP	20	19	5%	2%	2	1	29%	22%	36	34	4%	7%
Zithromax/Zmax	GEP	12	12	1%	(2%)	15	25	(40%)	(38%)	38	44	(14%)	(13%)
EpiPen	GEP	—	—	—	—	19	18	7%	12%	—	—	—	—
Zosyn/Tazocin	GEP	4	8	(58%)	(59%)	1	4	(79%)	(80%)	32	45	(30%)	(29%)
Toviaz	GIP	22	21	7%	3%	14	3	*	*	3	2	18%	24%
Revatio	GEP	32	37	(15%)	(17%)	11	12	(10%)	(7%)	9	8	22%	24%
Xeljanz	GIP	2	—	*	*	3	1	*	*	2	—	*	*
Cardura	GEP	21	20	—	(5%)	17	23	(27%)	(25%)	26	26	2%	4%
Xanax/Xanax XR	GEP	26	23	9%	6%	7	9	(21%)	(20%)	20	24	(16%)	(16%)
Inspra	GEP	39	34	16%	11%	13	14	(5%)	(1%)	4	4	—	3%
Somavert	GIP	36	35	3%	—	4	4	2%	7%	4	4	14%	21%
Neurontin	GEP	13	11	15%	11%	9	9	(3%)	(6%)	17	18	(1%)	2%
Protonix/Pantoprazole	GEP	—	—	—	—	—	—	—	—	—	—	—	—
Unasyn	GEP	10	10	2%	(1%)	15	15	(11%)	(8%)	27	23	20%	20%
Detrol/Detrol LA	GEP	7	11	(37%)	(39%)	15	19	(25%)	(23%)	12	12	1%	5%
Depo-Provera	GEP	7	8	1%	(6%)	3	2	(7%)	(5%)	24	21	18%	19%
BMP2	GIP	—	—	—	—	—	—	—	—	—	—	—	—
Diflucan	GEP	13	13	4%	1%	7	8	(20%)	(18%)	20	37	(45%)	(44%)
Dalacin/Cleocin	GEP	8	8	3%	—	5	5	(9%)	(7%)	26	22	20%	22%
Alliance revenues(l)	GEP/GIP	36	26	41%	37%	25	44	(45%)	(43%)	7	9	(22%)	(23%)
All other biopharmaceutical(f)	GIP/GEP/V/O	292	336	(13%)	(15%)	336	418	(20%)	(18%)	524	489	7%	10%
All other GIP(f)	GIP	(15)	(5)	198%	176%	50	61	(18%)	(15%)	28	26	5%	6%
All other GEP(f)	GEP	296	331	(11%)	(13%)	282	357	(22%)	(20%)	494	461	7%	10%
All other V/O(f)	V/O	11	10	15%	11%	4	—	*	*	3	2	36%	41%
OTHER REVENUES - INTERNATIONAL		$136	$122	10%	8%	$86	$91	(6%)	(4%)	$262	$249	5%	6%
See end of tables for notes (b), (c), (f) and (h) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
REVENUES
NINE MONTHS 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$36,487	$38,026	(4%)	(3%)	$14,023	$15,190	(8%)	$22,464	$22,836	(2%)	—
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$33,626	$35,398	(5%)	(4%)	$12,677	$14,002	(9%)	$20,949	$21,396	(2%)	—
Lyrica(c)	GEP/GIP	3,783	3,335	13%	14%	1,701	1,438	18%	2,082	1,897	10%	10%
Prevnar family	V	3,163	2,855	11%	12%	1,533	1,336	15%	1,630	1,519	7%	9%
Enbrel (Outside the U.S. and Canada)	GIP	2,846	2,769	3%	3%	—	—	—	2,846	2,769	3%	3%
Celebrex	GEP	2,150	2,120	1%	3%	1,440	1,409	2%	710	711	—	4%
Lipitor	GEP	1,489	1,704	(13%)	(11%)	184	335	(45%)	1,306	1,369	(5%)	(3%)
Viagra(d)	GEP/GIP	1,227	1,405	(13%)	(12%)	816	819	—	411	586	(30%)	(27%)
Zyvox	GEP	1,008	1,007	—	1%	509	511	—	500	496	1%	2%
Sutent	O	865	892	(3%)	(2%)	258	261	(1%)	606	631	(4%)	(3%)
Norvasc	GEP	830	917	(9%)	(7%)	29	31	(6%)	801	886	(10%)	(7%)
Premarin family	GEP	786	793	(1%)	—	724	726	—	62	67	(8%)	(2%)
BeneFIX	GIP	640	619	3%	3%	297	298	—	343	321	7%	6%
Vfend	GEP	572	557	3%	4%	30	49	(37%)	542	508	7%	8%
Pristiq	GEP	547	516	6%	8%	414	402	3%	134	114	17%	25%
Genotropin	GIP	534	570	(6%)	(5%)	130	145	(10%)	403	425	(5%)	(3%)
Refacto AF/Xyntha	GIP	477	433	10%	8%	103	89	16%	374	344	8%	6%
Chantix/Champix	GIP	475	486	(2%)	(1%)	278	253	10%	197	233	(15%)	(13%)
Xalatan/Xalacom	GEP	371	434	(14%)	(11%)	17	23	(28%)	354	411	(14%)	(10%)
Medrol	GEP	322	343	(6%)	(5%)	121	110	10%	201	233	(14%)	(13%)
Zoloft	GEP	310	341	(9%)	(4%)	40	30	31%	270	311	(13%)	(8%)
Xalkori	O	308	193	60%	60%	134	98	36%	175	95	85%	85%
Inlyta	O	291	217	34%	36%	131	112	16%	160	105	53%	57%
Relpax	GEP	277	263	5%	6%	176	161	9%	101	102	(1%)	1%
Rapamune	GIP	270	261	4%	6%	171	152	12%	100	109	(8%)	(2%)
Sulperazon	GEP	270	222	21%	22%	—	—	—	270	222	21%	22%
Fragmin	GEP	266	263	1%	1%	5	21	(78%)	261	242	8%	8%
Effexor	GEP	263	326	(19%)	(18%)	88	128	(31%)	176	198	(11%)	(10%)
Tygacil	GEP	241	271	(11%)	(10%)	85	122	(31%)	156	149	4%	6%
Zithromax/Zmax	GEP	235	283	(17%)	(15%)	9	5	84%	226	278	(19%)	(16%)
EpiPen	GEP	231	230	—	1%	190	183	4%	40	47	(14%)	(8%)
Zosyn/Tazocin	GEP	229	293	(22%)	(20%)	117	127	(8%)	112	166	(32%)	(30%)
Toviaz	GIP	211	174	22%	21%	98	89	10%	113	85	34%	33%
Revatio	GEP	208	225	(7%)	(7%)	40	52	(22%)	168	173	(3%)	(3%)
Xeljanz	GIP	205	68	*	*	194	67	188%	11	1	*	*
Cardura	GEP	199	221	(10%)	(8%)	3	3	(1%)	196	218	(10%)	(8%)
Xanax/Xanax XR	GEP	189	204	(7%)	(7%)	31	36	(14%)	158	168	(6%)	(5%)
Inspra	GEP	179	164	9%	9%	2	4	(39%)	177	160	10%	10%
Somavert	GIP	168	159	6%	4%	40	38	5%	128	121	6%	4%
Neurontin	GEP	158	158	—	3%	35	33	5%	124	125	(1%)	2%
Protonix/Pantoprazole	GEP	153	137	11%	11%	153	137	11%	—	—	—	—
Unasyn	GEP	152	158	(4%)	1%	1	1	(35%)	151	157	(4%)	2%
Detrol/Detrol LA	GEP	149	437	(66%)	(65%)	38	297	(87%)	110	140	(22%)	(18%)
Depo-Provera	GEP	147	143	3%	3%	47	47	—	100	96	4%	5%
BMP2	GIP	147	159	(8%)	(8%)	147	159	(8%)	—	—	—	—
Diflucan	GEP	139	164	(15%)	(13%)	5	2	146%	134	162	(17%)	(15%)
Dalacin/Cleocin	GEP	137	149	(8%)	(6%)	29	45	(36%)	109	104	4%	7%
Alliance revenues(e)	GEP/GIP	681	2,187	(69%)	(69%)	510	1,901	(73%)	171	286	(40%)	(40%)
All other biopharmaceutical(f)	GIP/GEP/V/O	5,127	5,573	(8%)	(5%)	1,577	1,717	(8%)	3,551	3,856	(8%)	(4%)
All other GIP(f)	GIP	342	398	(14%)	(10%)	125	153	(19%)	218	245	(11%)	(5%)
All other GEP(f)	GEP	4,642	5,063	(8%)	(6%)	1,361	1,501	(9%)	3,281	3,562	(8%)	(4%)
All other V/O(f)	V/O	143	112	27%	28%	91	63	43%	52	49	7%	8%
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$2,494	$2,399	4%	5%	$1,207	$1,111	9%	$1,287	$1,288	—	3%
OTHER(g)		$368	$229	61%	61%	$139	$77	85%	$229	$152	49%	49%
See end of tables for notes (a) through (g).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$8,641	$8,502	2%	(2%)	$5,404	$6,139	(12%)	(6%)	$8,419	$8,195	3%	8%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$8,168	$8,083	1%	(3%)	$5,144	$5,847	(12%)	(6%)	$7,637	$7,466	2%	7%
Lyrica(c)	GEP/GIP	1,200	1,045	15%	10%	536	497	8%	16%	346	355	(2%)	4%
Prevnar family	V	505	507	—	(5%)	367	385	(5%)	1%	758	627	21%	25%
Enbrel (Outside Canada)	GIP	1,866	1,754	6%	2%	355	379	(6%)	1%	626	636	(2%)	9%
Celebrex	GEP	107	110	(2%)	(6%)	328	334	(2%)	4%	275	267	3%	8%
Lipitor	GEP	209	227	(8%)	(12%)	266	381	(30%)	(26%)	831	761	9%	11%
Viagra(k)	GEP/GIP	66	228	(71%)	(72%)	91	113	(19%)	(13%)	255	245	4%	8%
Zyvox	GEP	255	238	7%	3%	90	101	(11%)	(4%)	154	157	(2%)	4%
Sutent	O	310	293	6%	2%	98	103	(5%)	2%	199	235	(16%)	(10%)
Norvasc	GEP	74	80	(7%)	(10%)	276	364	(24%)	(19%)	450	442	2%	4%
Premarin family	GEP	7	7	(1%)	(7%)	24	26	(8%)	(2%)	31	34	(9%)	(1%)
BeneFIX	GIP	211	186	13%	8%	106	101	5%	11%	26	34	(24%)	(19%)
Vfend	GEP	225	222	1%	(3%)	108	110	(3%)	5%	209	176	19%	24%
Pristiq	GEP	9	—	*	*	79	74	7%	15%	45	40	13%	22%
Genotropin	GIP	189	197	(4%)	(8%)	135	147	(8%)	(1%)	79	81	(3%)	5%
Refacto AF/Xyntha	GIP	290	278	4%	—	44	52	(16%)	(9%)	40	14	175%	183%
Chantix/Champix	GIP	70	88	(21%)	(25%)	98	109	(10%)	(3%)	29	36	(19%)	(12%)
Xalatan/Xalacom	GEP	97	117	(17%)	(21%)	148	172	(14%)	(7%)	110	122	(10%)	(5%)
Medrol	GEP	71	67	5%	—	25	29	(15%)	(8%)	105	137	(23%)	(20%)
Zoloft	GEP	40	47	(14%)	(17%)	137	163	(16%)	(8%)	92	101	(9%)	(3%)
Xalkori	O	81	41	97%	89%	48	33	47%	57%	45	21	120%	123%
Inlyta	O	77	46	69%	62%	68	56	21%	31%	15	3	*	*
Relpax	GEP	53	50	6%	2%	33	38	(11%)	(3%)	14	14	—	5%
Rapamune	GIP	38	38	1%	(3%)	12	13	(2%)	4%	49	58	(16%)	(2%)
Sulperazon	GEP	—	—	—	—	17	20	(19%)	(12%)	253	202	25%	26%
Fragmin	GEP	151	130	16%	12%	63	65	(2%)	4%	47	47	(1%)	1%
Effexor	GEP	69	70	(1%)	(5%)	35	51	(31%)	(27%)	72	77	(8%)	(3%)
Tygacil	GEP	56	53	6%	1%	5	5	1%	(1%)	95	91	4%	9%
Zithromax/Zmax	GEP	42	44	(3%)	(7%)	56	95	(41%)	(35%)	127	139	(9%)	(7%)
EpiPen	GEP	—	—	—	—	40	47	(14%)	(8%)	—	—	—	—
Zosyn/Tazocin	GEP	17	30	(43%)	(46%)	6	10	(33%)	(32%)	89	126	(30%)	(25%)
Toviaz	GIP	68	61	12%	7%	36	15	143%	154%	10	9	5%	14%
Revatio	GEP	111	112	(1%)	(5%)	35	37	(7%)	1%	23	24	(5%)	(2%)
Xeljanz	GIP	4	—	*	*	4	1	*	*	3	—	*	*
Cardura	GEP	62	64	(4%)	(8%)	58	76	(24%)	(18%)	76	78	(2%)	3%
Xanax/Xanax XR	GEP	76	73	4%	—	21	26	(21%)	(16%)	62	69	(10%)	(6%)
Inspra	GEP	124	104	20%	15%	40	42	(5%)	4%	12	14	(15%)	(11%)
Somavert	GIP	105	98	7%	3%	12	12	—	8%	11	11	5%	14%
Neurontin	GEP	41	37	11%	6%	26	28	(4%)	(3%)	56	60	(6%)	2%
Protonix/Pantoprazole	GEP	—	—	—	—	—	—	—	—	—	—	—	—
Unasyn	GEP	30	29	1%	(3%)	45	51	(11%)	(3%)	76	77	(1%)	7%
Detrol/Detrol LA	GEP	25	41	(40%)	(43%)	48	63	(25%)	(18%)	38	36	5%	13%
Depo-Provera	GEP	20	20	—	(6%)	9	9	(3%)	4%	70	66	7%	8%
BMP2	GIP	—	—	—	—	—	—	—	—	—	—	—	—
Diflucan	GEP	39	37	6%	2%	20	24	(17%)	(11%)	75	101	(26%)	(22%)
Dalacin/Cleocin	GEP	24	23	3%	(1%)	14	16	(11%)	(4%)	70	65	8%	12%
Alliance revenues(l)	GEP/GIP	94	89	6%	2%	56	164	(66%)	(64%)	21	33	(37%)	(37%)
All other biopharmaceutical(f)	GIP/GEP/V/O	961	1,101	(13%)	(16%)	1,024	1,211	(15%)	(9%)	1,566	1,543	2%	8%
All other GIP(f)	GIP	(13)	18	(172%)	(163%)	144	156	(8%)	—	87	71	23%	27%
All other GEP(f)	GEP	942	1,048	(10%)	(13%)	870	1,051	(17%)	(11%)	1,469	1,463	—	7%
All other V/O(f)	V/O	32	35	(10%)	(14%)	11	4	147%	166%	10	9	8%	16%
OTHER REVENUES - INTERNATIONAL		$473	$419	13%	10%	$260	$292	(11%)	(6%)	$782	$729	7%	11%
See end of tables for notes (b), (c), (f) and (h) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on pages 27 and 29.
(b)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; C = the Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(c)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.
(d)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.
(e)	Includes Enbrel (GIP, in the U.S. and Canada through October 31, 2013), Spiriva (GEP), Rebif (GIP), Aricept (GEP) and Eliquis (GIP).
(f)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
(g)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes the revenues related to our transitional manufacturing and supply agreements with Zoetis.

(h)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(i)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(k)	Viagra revenues from Canada are included in GIP. All other international Viagra revenues are included in GEP.
(l)	Includes Enbrel (GIP, in Canada through October 31, 2013), Spiriva (GEP), Aricept (GEP) and Eliquis (GIP).

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of October 28, 2014. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; and decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries and Japan and government-imposed access restrictions in certain countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into three new global businesses.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.

The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have reported had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.